Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 20, 2019 (except Note 19, as to which the date is September 25, 2019), in this Amendment No. 3 to the Registration Statement (Form S-1 No. 333-233482) and related Prospectus of Peloton Interactive, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

September 25, 2019